Exhibit 5

SECURITIES ASSIGNMENT AGREEMENT

This Securities Assignment Agreement (this “Agreement”), dated as of October 28, 2020, is made and entered into by and among ITHAX Acquisition Sponsor, LLC, a limited liability company formed under the laws of the state of Delaware (the “Sponsor”) and George Syllantavos, an individual (“Recipient”).

        WHEREAS, in order to induce Recipient to serve in his capacities with and promote the best interests of the Company (as defined below) and on the terms and subject to the conditions set forth in this Agreement, the Sponsor wishes to (1) assign 10,000 Class B ordinary shares, $0.001 par value per share (the “Class B Shares”) and (2) subsequently, sell and assign a number of shares of Class A ordinary shares, $0.001 par value per share (the “Class A Shares”), of ITHAX Acquisition Corp. (the “Company” or “SPAC”), as set forth herein, to Recipient and Recipient agrees to purchase the Shares and be bound by the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1  Purchase of Securities.

(a)       Promptly following the execution of this Agreement, but not later than five (5) business days hereafter, Sponsor agrees to assign 10,000 Class B Shares to Recipient.

(b)       Promptly following the consummation of the initial business combination (the “Initial Business Combination”) of the Company, but not later than five (5) business days thereafter, Sponsor agrees to assign and sell to Recipient a number of Class A Shares equal to four percent (4%) of the number of Class A Shares, minus 10,000, held by the Sponsor, upon both (i) the consummation of the Initial Business Combination and (ii) the conversion of all outstanding Class B Shares to Class A Shares.  In consideration, Recipient shall pay Forty-One Thousand Two Hundred Fifty Dollars ($41,250.00) (the “Purchase Price”) upon request of the Sponsor and no later than five (5) business days prior to the initial public offering of the SPAC, in accordance with the instructions set forth in Section 1(d).

(c)       Within a reasonable time after the Initial Business Combination, but not later than five (5) business days following the Initial Business Combination, (i) the Sponsor shall deliver to the Company for cancellation applicable Class B Shares and Class A Shares held by the Sponsor, (ii) the Company shall re-issue to the Sponsor certificates representing the Class A Shares held by the Sponsor after giving effect to the sale and transfer of the Shares to Recipient pursuant to this Agreement and (iii) the Company shall issue and deliver to Recipient certificates representing the Shares purchased by Recipient in the name and amount as set forth in the recitals hereto.

(d)       Recipient shall pay the Purchase Price in accordance with Section 1(b) by wire transfer of immediately available funds in accordance with the following wire instructions:

Beneficiary: ITHAX Acquisition Sponsor LLC

Bank: [***]_

Account Number: [***]

ABA: [***]

SWIFT: [***]

(e)       In addition to the Purchase Price, Recipient shall promote the interests of the Company, by inter alia:

i.	being appointed to the board of the Company as one of the three independent directors;

ii.	being appointed as the chair of the audit committee and, if necessary, to also be appointed as a member on the compensation committee of the Company;
iii.	reviewing the S-1 and other relevant filings and providing bona fide comments;
iv.	reviewing figures and calculations in relevant filings;
v.	potentially assisting in identification of potential targets for the Company;
vi.	assisting in the strategy, negotiation, drafting of term sheets/letters of intent and other tasks related to the negotiation of the Company business combination; and
vii.	assisting in any way requested by Sponsor to provide his expertise on matters related to special purpose acquisition companies.

Section 2       No Conflicts.    Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 3        Representations.    Recipient represents and warrants, with respect to himself only, as follows: Recipient hereby acknowledges that an investment in the Shares involves certain significant risks. Recipient has no need for liquidity in his investment in the Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. Recipient acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless Recipient either registers the Shares in accordance with federal and state securities laws or finds and complies with an exemption under such laws and such transfer complies with all applicable lock-up restrictions (described in the Subscription Agreement, defined in Section 5 below) on such Recipient. Recipient further understands that any certificates evidencing the Shares bear a legend (as provided in the Subscription Agreement) referring to the foregoing transfer restrictions. The Shares are being purchased solely for Recipient’s own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and Recipient has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. Recipient has been given the opportunity to (i) ask questions of and receive answers from the Sponsor and the Company concerning the terms and conditions of the Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the Sponsor possesses or can acquire without unreasonable effort or expense that is necessary to assist Recipient in evaluating the advisability of the receipt of the Shares and an investment in the Company. Recipient is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects. Recipient is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933.

Section 4        Assignment of Rights.     Recipient may assign his rights herein to immediate family members of Recipient and trusts established by Recipient for estate planning purposes, by virtue of the laws of descent and distribution or pursuant to a domestic relations order, so long as such transferees (i) agree to be bound by all applicable transfer restrictions relating to the Shares, including the lock-up restriction, (ii) agree to vote in favor of the Company’s initial business combination in the event the Company seeks stockholder approval in connection with its initial business combination and (iii) waive any right to participate in any liquidation distribution if the Company fails to consummate an initial business combination.

Section 5        Recipient’s Obligations. Recipient hereby agrees that the Shares are subject to the restrictions and obligations as set forth in that certain Securities Subscription Agreement dated October 6, 2020 (the “Subscription Agreement”) between the Sponsor and the Company. Recipient hereby agrees to be a party to that certain letter agreement between the Company and Recipient in the form anticipated to be filed with the Securities Exchange Commission.

Section 6       Most Favored Nation. The Sponsor hereby agrees that in the event it enters into any agreement that provides rights and benefits to the Sponsor as a result of the Sponsor’s ownership of Class A Shares or Class B Shares, the Sponsor shall offer Recipient the opportunity to obtain the same rights and benefits provided for in such agreement (pro-rata 4%), subject to the same terms and conditions set forth therein.

Section 7        Miscellaneous.    This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

SPONSOR:
ITHAX Acquisition Sponsor LLC

By:	/s/ Orestes Fintiklis
	Name:	Orestes Fintiklis
	Title:	Director of Ithaca Capital
Partners 6 LLC, the managing
member of the Sponsor

RECIPIENT:

/s/ George Syllantavos
George Syllantavos

[Signature Page to Securities Assignment Agreement (Syllantavos)]